Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of EP Energy Corporation of our report (which contains an emphasis of matter paragraph regarding the Company’s significant transactions with affiliated companies) dated February 24, 2012 relating to the consolidated financial statements of Four Star Oil & Gas Company, which appears in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
September 3, 2013